UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. __)*
OSCIENT PHARMACEUTICALS CORP.
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
68812R303
(CUSIP Number)
JANUARY 28, 2009
(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS BB BioVentures L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		5,974,867*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,974,867*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,974,867*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

12.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* Includes 5,973,636 shares issuable upon conversion of 12.50% Convertible Guaranteed Senior Promissory Note hold by the Reporting Person.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS BAB BioVentures L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,974,867*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		5,974,867*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,974,867*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* These shares are beneficially owned directly by BB BioVentures L.P. The Reporting Person is the direct general partner of BB BioVentures L.P.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS BAB BioVentures, N.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Netherlands Antilles

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,974,867*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		5,974,867*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,974,867*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
* These shares are beneficially owned directly by BB BioVentures L.P. The Reporting Person is the indirect general partner of BB BioVentures L.P.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS MPM BioVentures Parallel Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		728,641*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		728,641*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

728,641*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
* Includes 727,272 shares issuable upon conversion of 12.50% Convertible Guaranteed Senior Promissory Note hold by the Reporting Person.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS MPM BioVentures I L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		728,641*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		728,641*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	728,641*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
* These shares are beneficially owned directly by MPM BioVentures Parallel Fund, LP. The Reporting Person is the direct general partner of MPM BioVentures Parallel Fund, L.P.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS MPM BioVentures I LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		728,641*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		728,641*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	728,641*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* These shares are beneficially owned directly by MPM BioVentures Parallel Fund, L.P. The Reporting Person is the indirect general partner of MPM BioVentures Parallel Fund, L.P.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS MPM Asset Management Investors 1998 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		77,985*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		77,985*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

77,985*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* Includes 76,363 shares issuable upon conversion of 12.50% Convertible Guaranteed Senior Promissory Note hold by the Reporting Person.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS Evnin, Luke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,781,493*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		6,781,493*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,781,493*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* These shares are beneficially owned directly as follows: 5,974,867 by BB BioVentures L.P.; 728,641 by MPM BioVentures Parallel Fund, L .P.; and 77,985 by MPM Asset Management Investors 1998 LI.C. BAB BioVentures L.P. and BAB BioVentures, N.V. are the direct and indirect general partners of BB BioVentures L.P. MPM BioVentures I L.P. and MPM BioVentures I LLC are the direct and indirect general partners of MPM BioVentures Parallel Fund, L.P. The Reporting person is a manager of BAB BioVentures, N.V., MPM BioVentures I LLC and MPM Asset Management Investors 1998 LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS Gadicke, Ansbert

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,781,493*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		6,781,493*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,781,493*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* These shares are beneficially owned directly as follows: 5,974,867 by BB BioVentures L.P.; 728,641 by MPM BioVentures Parallel Fund, L .P.; and 77,985 by MPM Asset Management Investors 1998 LI.C. BAB BioVentures L.P. and BAB BioVentures, N.V. are the direct and indirect general partners of BB BioVentures L.P. MPM BioVentures I L.P. and MPM BioVentures I LLC are the direct and indirect general partners of MPM BioVentures Parallel Fund, L.P. The Reporting person is a manager of BAB BioVentures, N.V., MPM BioVentures I LLC and MPM Asset Management Investors 1998 LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

CUSIP No.	68812R303

1	NAME OF REPORTING PERSONS Steinmetz, Michael

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,781,493*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		6,781,493*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,781,493*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* These shares are beneficially owned directly as follows: 5,974,867 by BB BioVentures L.P.; 728,641 by MPM BioVentures Parallel Fund, L .P.; and 77,985 by MPM Asset Management Investors 1998 LI.C. BAB BioVentures L.P. and BAB BioVentures, N.V. are the direct and indirect general partners of BB BioVentures L.P. MPM BioVentures I L.P. and MPM BioVentures I LLC are the direct and indirect general partners of MPM BioVentures Parallel Fund, L.P. The Reporting person is a manager of BAB BioVentures, N.V., MPM BioVentures I LLC and MPM Asset Management Investors 1998 LLC. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Item 1.
(a)	Name of Issuer
Oscient Pharmaceuticals Corp.
(b)	Address of Issuer’s Principal Executive Offices
1000 Winter Street, Suite 2200
Waltham, MA 02451
Item 2.
(a)	Name of Person Filing
BB BioVentures L.P.
BAB BioVentures L.P.
BAB BioVentures, N.V.
MPM BioVentures Parallel Fund, L.P.
MPM BioVentures I L.P.
MPM BioVentures I LLC
MPM Asset Management Investors 1998 LLC
Evnin, Luke
Gadicke, Ansbert
Steinmetz, Michael
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Asset Management
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, Massachusetts 02116
(c)	Citizenship
All entities were organized in Delaware except BAB BioVentures, N.V., which was organized in the Netherlands Antilles. The individuals are all United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
68812R303
Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
(a)	Amount Beneficially Owned:

BB BioVentures L.P.	5,974,867	(1)
BAB BioVentures L.P.	5,974,867	(2)
BAB BioVentures, N.V.	5,974,867	(3)
MPM BioVentures Parallel Fund, L.P.	728,641	(4)
MPM BioVentures I L.P.	728,641	(5)
MPM BioVentures I LLC	728,641	(6)
MPM Asset Management Investors 1998 LLC	77,985	(7)
Evnin, Luke	6,781,493	(8)
Gadicke, Ansbert	6,781,493	(8)
Steinmetz, Michael	6,781,493	(8)
Percent of Class:

BB BioVentures L.P.	12.9%
BAB BioVentures L.P.	12.9%
BAB BioVentures, N.V.	12.9%
MPM BioVentures Parallel Fund, L.P.	1.6%
MPM BioVentures I L.P.	1.6%
MPM BioVentures I LLC	0.2%
MPM Asset Management Investors 1998 LLC	0.2%
Evnin, Luke	14.7%
Gadicke, Ansbert	14.7%
Steinmetz, Michael	14.7%

(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

BB BioVentures L.P.	5,974,867	(1)
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures Parallel Fund, L.P.	728,641	(4)
MPM BioVentures I L.P.	0
MPM BioVentures I LLC	0
MPM Asset Management Investors 1998 LLC	77,985	(7)
Evnin, Luke	0
Gadicke, Ansbert	0
Steinmetz, Michael	0
(ii)	Shared power to vote or to direct the vote

BB BioVentures L.P.	0
BAB BioVentures L.P.	5,974,867	(2)
BAB BioVentures, N.V.	5,974,867	(3)
MPM BioVentures Parallel Fund, L.P.	0
MPM BioVentures I L.P.	728,641	(5)
MPM BioVentures I LLC	728,641	(6)
MPM Asset Management Investors 1998 LLC	0
Evnin, Luke	6,781,493	(8)
Gadicke, Ansbert	6,781,493	(8)
Steinmetz, Michael	6,781,493	(8)

(iii)	Sole power to dispose or to direct the disposition of

BB BioVentures L.P.	5,974,867	(1)
BAB BioVentures L.P.	0
BAB BioVentures, N.V.	0
MPM BioVentures Parallel Fund, L.P.	728,641	(4)
MPM BioVentures I L.P.	0
MPM BioVentures I LLC	0
MPM Asset Management Investors 1998 LLC	77,985	(7)
Evnin, Luke	0
Gadicke, Ansbert	0
Steinmetz, Michael	0
(iv)	Shared power to dispose or to direct the disposition of

BB BioVentures L.P.	0
BAB BioVentures L.P.	5,974,867	(2)
BAB BioVentures, N.V.	5,974,867	(3)
MPM BioVentures Parallel Fund, L.P.	0
MPM BioVentures I L.P.	728,641	(5)
MPM BioVentures I LLC	728,641	(6)
MPM Asset Management Investors 1998 LLC	0
Evnin, Luke	6,781,493	(8)
Gadicke, Ansbert	6,781,493	(8)
Steinmetz, Michael	6,781,493	(8)

(1)	Includes 5,973,636 shares issuable upon conversion of 12.50% Convertible Guaranteed Senior Promissory Note hold by BB BioVentures L.P.

(2)	These shares are beneficially owned directly by BB BioVentures L.P. BAB BioVentures L.P. is the direct general partner of BB BioVentures L.P.

(3)	These shares are beneficially owned directly by BB BioVentures L.P. BAB BioVentures, N.V. is the indirect general partner of BB BioVentures L.P.

(4)	Includes 727,272 shares issuable upon conversion of 12.50% Convertible Guaranteed Senior Promissory Note hold by MPM BioVentures Parallel Fund, L.P.

(5)	These shares are beneficially owned directly by MPM BioVentures Parallel Fund, L.P. MPM BioVentures I L.P. is the direct general partner of MPM BioVentures Parallel Fund, L.P.

(6)	These shares are beneficially owned directly by MPM BioVentures Parallel Fund, L.P. MPM BioVentures I LLC is the indirect general partner of MPM BioVentures Parallel Fund, L.P.

(7)	Includes 76,363 shares issuable upon conversion of 12.50% Convertible Guaranteed Senior Promissory Note hold by MPM Asset Management Investors 1998 LLC.

(8)	These shares are beneficially owned directly as follows: 5,974,867 by BB BioVentures L.P.; 728,641 by MPM BioVentures Parallel Fund. L.P.; and 77,985 by MPM Asset Management Investors 1998 LLC. BAB BioVentures L.P. and BAB BioVentures, N.V. are the direct and indirect general partners of BB BioVentures L.P. MPM BioVentures I L.P. and MPM BioVentures I LLC are the direct and indirect general partners of MPM BioVentures Parallel Fund, L.P. Messrs. Evnin, Gadicke and Steinmetz are managers of BAB BioVentures, N.V., MPM BioVentures I LLC and MPM Asset Management Investors 1998 LLC. Each of these reporting persons disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.
Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person
     Not Applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

     Not Applicable
Item 8.	Identification and Classification of Members of the Group
     Not Applicable
Item 9.	Notice of Dissolution of a Group
     Not Applicable
Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: May 29, 2009

BB BioVentures L.P.		BAB BioVentures L.P.

By:	BAB BioVentures, L.P.,	By:	BAB BioVentures, N.V.,
	its General Partner		its General Partner

By:	BAB BioVentures N.V.,
its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin		Name: Luke Evnin
	Title: Manager		Title: Manager

BAB BioVentures, N.V.		MPM BioVentures Parallel Fund L.P.

By:	/s/ Luke Evnin	By:	MPM BioVentures I L.P.,
	Name: Luke Evnin		its General Partner
Title: Manager
		By:	MPM BioVentures I LLC,
its General Partner

		By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Manager

MPM BioVentures I L.P.		MPM BioVentures I LLC

By:	MPM BioVentures I LLC,
	its General Partner	By:	/s/ Luke Evnin
Name: Luke Evnin
By:	/s/ Luke Evnin		Title: Manager
Name: Luke Evnin Title: Manager

MPM Asset Management Investors 1998 LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Manager

/s/ Luke Evnin
Luke Evnin

/s/ Ansbert Gadicke
Ansbert Gadicke

/s/ Michael Steinmetz
Michael Steinmetz

EXHIBITS
A:	Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Oscient Pharmaceuticals Corp., Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 29th day of May, 2009.

BB BioVentures L.P.		BAB BioVentures L.P.

By:	BAB BioVentures, L.P.,	By:	BAB BioVentures, N.V.,
	its General Partner		its General Partner

By:	BAB BioVentures N.V.,
its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin	By:	/s/ Luke Evnin Name: Luke Evnin
	Title: Manager		Title: Manager

BAB BioVentures, N.V.		MPM BioVentures Parallel Fund L.P.

By:	/s/ Luke Evnin	By:	MPM BioVentures I L.P.,
	Name: Luke Evnin		its General Partner
Title: Manager

		By:	MPM BioVentures I LLC, its General Partner

		By:	/s/ Luke Evnin Name: Luke Evnin
Title: Manager

MPM BioVentures I L.P.		MPM BioVentures I LLC

By:	MPM BioVentures I LLC,
its General Partner

		By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Manager

By:	/s/ Luke Evnin Name: Luke Evnin
Title: Manager

MPM Asset Management Investors 1998 LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Manager

/s/ Luke Evnin
Luke Evnin

/s/ Ansbert Gadicke
Ansbert Gadicke

/s/ Michael Steinmetz
Michael Steinmetz